Exhibit 99.1

Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends.
Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	09/30/04	10/31/04	11/30/04	12/31/04	1/31/05	2/28/05
Cooper Industries	9%	6-8%	5-7%	10%	11-13%	9-11%
Electrical Products	11%	8-10%	6-8%	11%	12-14%	10-12%
Tools & Hardware	0%	1-3%	0-2%	4%	4-6%	1-3%

Observations on recent sales trends for the three months ended February 28, 2005.

Cooper Industries
Sales for the three months ended February 28, 2005 increased 9-11% compared with the prior year. Translation continues to have a moderate positive impact on revenues.

Electrical Products
Sales for the three months ended February 28, 2005 increased 10-12% compared with the prior year.

•	Utility spending remained strong as utilities focus on maintaining their systems infrastructure. In addition, channel backlog and lead times were brought closer to more normal levels.

•	Industrial and commercial market demand continues to expand, leading to increased sales of products used in abusive environments, circuit protection devices, lighting fixtures, wiring devices and support systems.

•	Sales of lighting fixtures reflect slowing retail shipments. Wiring device sales in the retail market declined slightly reflecting strong comparable sales in the prior period.

•	European lighting and security sales increased as a result of modest growth in European industrial markets.

Tools and Hardware

Sales for the three months ended February 28, 2005 increased 1-3% compared with the prior year.

•	Industrial and electronic market sales and strong retail channel demand for new products resulted in increased sales of hand tools.

•	Power tool sales declined due to lower shipments of automated assembly equipment and industrial power tools.

Note: Includes impacts of acquisitions and divestitures, when applicable.